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                                                                      EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors
Fleet Financial Group, Inc.

We consent to the inclusion in the Fleet Financial Group, Inc. Form 8-K dated April 2, 1999, and to the incorporation by reference in the registration statements on Form S-3 (Registration Nos. 333-37231, 333-43625, 33-36707,
333-48043 and 333-62905), Form S-4 (Registration Nos. 33-58573 and 33-58933)
and Form S-8 (Registration Nos. 33-19425, 33-25872, 33-65230, 33-48818,
33-56061, 33-62367, 33-58933, 33-64635, 33-59139, 333-16037, 333-44517 and
333-68153) of our report dated January 21, 1999 on our audits of the consolidated financial statements of BankBoston Corporation and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 2, 1999